Farmer Mac Purchases $500 Million Funding Agreement Under Its AgVantage® Program

WASHINGTON, Jan. 25, 2011 /PRNewswire/ -- The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A) announced today that it purchased a $500 million 5-year agricultural mortgage-backed funding agreement issued by Metropolitan Life Insurance Company ("MetLife").  The transaction is part of Farmer Mac's "AgVantage®" program, in which Farmer Mac purchases general obligations of rural lenders that, in turn, are secured by Farmer Mac eligible loans.  This transaction coincided with the maturity of a series of AgVantage® securities issued in 2006 that had been secured by a MetLife issued funding agreement and guaranteed by Farmer Mac, but held by third-party investors.

Farmer Mac President and Chief Executive Officer Michael Gerber commented, "We are pleased that MetLife continues to see value in working with Farmer Mac.  This transaction continues an important relationship and reflects our efforts to adjust our product offerings to meet the needs of our customers, respond to changes in the capital markets, increase our income, and ultimately, provide lower rates to borrowers in Rural America.  The AgVantage® program is a great way for lenders to access financing at attractive rates in support of their lending initiatives."

Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans.  Farmer Mac's Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively.  Additional information about Farmer Mac is available on Farmer Mac's website at www.farmermac.com.

CONTACT:  Richard Eisenberg, Farmer Mac, 800-879-3276